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Press Release

CONTACTS:

Robert L. Baumgardner, CEO
Patrick J. Hopper, CFO
Little Switzerland, Inc.
340-776-2010


FOR IMMEDIATE RELEASE

             LITTLE SWITZERLAND ANNOUNCES TERMINATION OF DISCUSSIONS WITH ALMOD DIAMONDS, LTD. REGARDING POSSIBLE EQUITY INVESTMENT

ST. THOMAS, U.S. VIRGIN ISLANDS -- December 21, 2000....Little Switzerland, Inc.
(OTC Bulletin Board: LSVIE), the Caribbean-based speciality retailer, today announced that the previously reported discussions with Almod Diamonds, Ltd. pursuant to which Almod proposed to purchase 7,069,000 shares of common stock for an aggregate purchase price of $6,900,000 have been terminated.

         Commenting on this development, Robert L. Baumgardner, President and Chief Executive Officer, said, "We were unable to reach a definitive agreement in that we were very far apart on several material issues, including, matters relating to corporate control. At the present time, the Board of Directors of Little Switzerland has concluded that it would not be in the best interest of the Company or its stockholders to devote further time and resources to a transaction that was supposed to be completed no later than September 30, 2000."

         Mr. Baumgardner further added, "Although the significant delays encountered while attempting to close this transaction adversely impacted the Company's ability to properly merchandise our stores for the start of the season, the Board and management remain committed to aggressively pursuing our plan to return Little Switzerland to profitability and remain optimistic that recent strong sales gains will continue into the third quarter of our fiscal year."

         This press release contains forward-looking statements with respect to tourism and performance trends. The Company wishes to caution the reader of this press release that actual tourism and results may differ from those discussed in the forward-looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements expressed or implied by such


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forward-looking statements. The future operating results of the Company may be affected by a number of factors identified in its year-end financials.

         In addition to the foregoing, the Company's actual future results could be impacted as a result of the risk factors set forth in the Company's various filings with the Securities and Exchange Commission and of changes in general economic conditions, changes in interest rates and/or exchange rates and changes in the assumptions used in making such forward-looking statements.

         Little Switzerland, Inc. is a leading speciality retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating in 17 stores on five Caribbean islands and in Alaska. The company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.






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